Exhibit 10.1

EXECUTION VERSION

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement” is made as of December 15, 2017, by and among VeriFone Systems, Inc., a Delaware corporation (the “Company”), VeriFone, Inc., a Delaware corporation (“Employer”), and Paul Galant (“you” or “Executive”).
WHEREAS THE Company, Employer and Executive are parties to a letter agreement, dated as of September 15, 2013 (the “Original Agreement”), which provided for among other things, the terms and conditions of Executive’s employment and compensation with the Company; and
WHEREAS Employer desires to continue to employ Executive on the terms and conditions set forth herein, and Executive is also willing to continue such employment on such terms and conditions;
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this agreement hereby agree as follows:
1.Term of Your Employment
(a)    Employment. Employer agrees to continue to employ you and you agree to accept such employment for the renewal period ending upon your separation pursuant to this Agreement (the “Employment Period”).
(a)    Separation. The Employment Period will continue until (x) your resignation, Disability (as defined below) or death, (y) the Employer decides to terminate your employment with or without Cause, or (z) the term of this Agreement ends. The initial term of this Agreement shall be deemed to have commenced on November 1, 2017 and, unless earlier terminated in accordance with the terms hereof, shall remain in full force and effect until October 31, 2021. This Agreement shall, when six months remain in the initial term or in a subsequent term (the “Automatic Renewal Date”), automatically extend for an additional 12 month term, unless the Company or Employer delivers written notice to you prior to the Automatic Renewal Date of their intent not to renew.
2.    Your Position, Performance and Other Activities
(a)    Position; Duties. During your Employment Period, you will be employed as Chief Executive Officer of the Company with duties and responsibilities commensurate with such positions and such other duties as assigned by Board of Directors of the Company (the “Board”), you will be appointed as a member of the Board, you will be nominated to the Board for each year during the Employment Period and you will report to the Board.
(b)    Other Activities. During your Employment Period, you shall devote your reasonable best efforts and your full business time and attention to the business and affairs of the Company, Employer and their subsidiaries; provided that, you may (A) serve, after appropriate consultation with the Board, on corporate, civic or charitable boards or committees, (B) deliver lectures and fulfill speaking engagements, and (C) manage your personal and family investments, so long as such activities do not interfere substantially with the performance of your responsibilities under this Agreement.
3.    Your Compensation
(a)    Annual Base Salary. During the Employment Period, you shall receive an annual base salary (“Annual Base Salary”) of at least $800,000 payable in accordance with the Employer’s normal payroll practice as in effect from time to time.
(b)    Annual Bonus. During the Employment Period, you shall be eligible to receive an annual cash bonus (“Annual Bonus”) under the Amended and Restated VeriFone Bonus Plan or any successor plan thereto (the “Annual Bonus Plan”) with a target level of not less than 175% percent of Annual Base Salary, payable in accordance with the terms of the Annual Bonus Plan and procedures established by the Compensation Committee of the Board (the “Compensation Committee”). The actual amount of your Annual Bonus will be determined by the Compensation Committee and will be payable by the Company within two and one-half months after the end of the Company’s fiscal year to which it relates.
(c)    During the Employment Period, you will continue to be eligible to receive additional equity award grants on an annual basis as determined by the Compensation Committee with due regard for your position at such time as grants are made to other senior officers of the Company.
4.    Your Benefits
(a)    Employee Benefit Plans. During the Employment Period, except as otherwise expressly provided herein, you shall be entitled to participate in the Company’s employee benefit plans, policies and programs, as in effect from time to time, on the same basis as made available generally to other senior executive officers of the Company.
(b)    Relocation. The Company will reimburse you for reasonable expenses involved in your relocation, which will include the actual movement of household and personal belongings and other relocation expenses associated with the sale of your New York residence.

5.    Termination of Your Employment
(a)    No Reason Required. Either you or the Company may terminate your employment at any time for any reason, or for no reason, subject to compliance with Section 5(c).
(b)    Related Definitions.
(1)    “Cause” means your (i) conviction of, or plea of nolo contendere to, a felony or any crime or offense lesser than a felony involving dishonesty, disloyalty or fraud with respect to the Company or any Related Entity or any of their respective properties or assets; (ii) gross negligence or willful misconduct that has caused demonstrable and serious injury to the Company or a Related Entity, monetary or otherwise; (iii) willful refusal to perform or substantial disregard of your duties under this Agreement; (iv) breach of duty of loyalty to the Company or a Related Entity or any act of fraud or dishonesty with respect to the Company or a Related Entity; (v) engagement in insider trading; (vi) breach of the Company’s ethics policy, as in effect from time to time; (vii) engagement in accounting improprieties as determined by the Board; (viii) failure or refusal to cooperate with governmental or regulatory investigations involving the Company; or (ix) disqualification or bar by any governmental or self-regulatory authority from serving as an officer or director of the Company or any Related Entity.
(2)    “Good Reason” means the occurrence of one or more of the following circumstances, without your express written consent, and which circumstance(s) are not remedied by the Company within thirty (30) days of receipt of a Termination Notice (defined below) from you describing in reasonable detail the Good Reason event that has occurred (which notice must be provided within ninety (90) days of your obtaining knowledge of the event): (i) the assignment to you of substantial duties that are inconsistent with your title, position, authority, duties or responsibilities as contemplated under this Agreement, or any other action by the Board that results in a diminution in your title, position, authority, duties or responsibilities; (ii) any failure by the Company or the Employer to comply with any of the provisions of Section 3 hereof, other than insubstantial or inadvertent failures not in bad faith which are remedied by the Company or the Employer promptly after receipt of notice thereof given by you; or (iii) failure by the Company to obtain the assumption of the Company’s obligations hereunder from any successor.
(3)    “Change in Control” shall have the same meaning as under the Company’s Amended and Restated 2006 Equity Incentive Plan (or any successor plan).
(4)    “Disability” means your disability, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, as determined by the Board. If the Company determines in good faith that your Disability has occurred, it may give you a Termination Notice. If within 90 days of the Termination Notice you do not return to full-time performance of your responsibilities, your employment will terminate. If you do return to full-time performance in that 90-day period, the Termination Notice will be cancelled for all purposes of this Agreement.
(5)    “Related Entity” is any subsidiary or entity in which the Company holds at least 25% ownership interest, and any other entity designated by the Board.
(c)    Advance Notice Generally Required.
(1)    To terminate your employment, either you or the Company must provide a Termination Notice to the other. A “Termination Notice” is a written notice that states the specific provision of this Agreement on which termination is based, including, if applicable, the specific clause of the definition of Cause or Good Reason and a reasonably detailed description of the facts that permit termination under that clause; provided, that the failure to include any fact in a Termination Notice that contributes to a showing of Cause or Good Reason does not preclude either party from asserting that fact in enforcing its rights under this Agreement.
(2)    You and the Company agree to provide 90 days’ advance Termination Notice of any termination, unless your employment is terminated by the Company for Cause or because of your Disability or death. If you die or suffer a Disability after you provide a valid Termination Notice with Good Reason or the Company provides a Termination Notice without Cause, your termination will be treated as a termination with Good Reason or without Cause, as applicable, effective as of the date of your death or Disability.
(3)    Following receipt of such Termination Notice, the Company may, at its sole discretion, choose to place you on paid leave for any or all of the applicable notice period.
(d)    Without Cause other than during a Change of Control Protection Period. If, during your Employment Period, other than during a Change of Control Protection Period (as defined below), the Company terminates your employment without Cause:
(1)    The Company will pay you any unpaid accrued salary or earned but unpaid Annual Bonus (“Accrued Compensation”) and a lump sum cash severance payment equal to the sum of your Annual Base Salary and your target Annual Bonus for the preceding fiscal year within sixty (60) days following the date of termination of your employment subject to Section 10(i).
(2)    For twenty-four (24) months following your date of termination of employment, the Company will promptly reimburse you for COBRA premiums provided you timely elect COBRA coverage and will permit you to continue to participate in the Company’s life insurance plan on the same basis as you participated in it as of immediately prior to your termination of employment (collectively, “Benefit Continuation”); provided, however, that such Benefit Continuation shall cease upon your commencement of employment with another employer that provides you with eligibility for substantially similar coverage. You shall notify the Company within ten (10) days following commencement of such new employment. If the Company is unable to reimburse you for COBRA premiums without violating applicable law, the Company shall provide you with a lump sum payment in an amount equal to the COBRA payment you would be required to pay for such 24-month period.
(3)    Unless any applicable award agreement provides for more favorable treatment to you, (i) any portion of any unvested, time-based vesting equity or equity-based awards that were granted to you by the Company prior to the date of such termination of employment and that would have otherwise vested on or before the first anniversary of such date of termination, shall vest in full effective as of such date of termination, and (ii) any unvested, performance-based vesting equity or equity-based awards that would have time-based vested, if such time-based vesting was monthly rather than cliff vesting, on or before the first anniversary of such termination of employment based on actual performance during the full performance period, shall so vest and be paid as soon as practicable following the date performance achievement is determined.
(e)    Termination For Good Reason or Without Cause during a Change of Control Protection Period.
If a termination by the Company without Cause or by you for Good Reason occurs during the Employment Period and upon or within twenty four (24) months after a Change in Control (or if your employment is terminated by the Company without Cause or by you for Good Reason within ninety (90) days prior to a Change in Control at the request of a third party acquiror) (the “Change of Control Protection Period”):
(1)    The Company will pay you the Accrued Compensation and a lump sum cash severance payment equal to two (2) times the sum of your Annual Base Salary and your target Annual Bonus within sixty (60) days following the date of termination of your employment (or sixty (60) days following the Change in Control, in the event your employment is terminated by the Company without Cause or by you for Good Reason within ninety (90) days prior to the Change in Control at the request of a third party acquiror) subject to Section 10(i).
(2)    You shall be entitled to receive the Benefit Continuation benefits in accordance with the terms of Section 5(d)(2) above.
(3)    Any portion of any unvested equity or equity-based awards granted to you by the Company prior to the date of such termination of employment shall vest in full effective as of such date of termination (or as of the Change in Control, in the event your employment is terminated by the Company without Cause or by you for Good Reason within ninety (90) days prior to the Change in Control at the request of a third party acquiror).
(f)    Condition. The Company shall not be required to make the payments and provide the benefits (other than payment of Accrued Compensation) specified in Section 5(d), Section 5(e) or (in the case of termination due to Disability) the last sentence of Section 5(g) hereof unless you execute and deliver to the Company a general release and waiver of claims in favor of the Company, its affiliates and each of their respective officers, directors and employees in the form attached hereto as Exhibit A, (the “Release”), provided, that, such Release (i) will be provided to you within five (5) days following your date of termination, (ii) will not release indemnification or fiduciary insurance rights set forth in Section 4(c) above, and (iii) you execute such release and any applicable revocation period lapses on or prior to the fifty-seventh (57th) day following the date of your termination of employment (the “Release Period”). If you breach any provision of Section 6 of this Agreement in more than a minor, de minimis or trivial manner (and, if such breach is susceptible to cure, you do not cure such breach within ten (10) days after your receipt of written notice of such breach from the Company which specifies in reasonable detail the facts and circumstances claimed to be the basis for such breach), then (i) you will forfeit any unpaid payments and benefits set forth in Section 5 above, and (ii) to the extent any payments or benefits set forth in Section 5 above have already been paid or provided to you, the gross amount of such payments and benefits shall be paid by you to the Company upon written notice from the Company within thirty (30) days of such notice. The Company shall have the right to offset the amount of any such payments and benefits against any amounts otherwise owed to you by the Company, except to the extent such offset would cause a violation of Section 409A (as defined below) as reasonably determined by the Company.
(f)    For Cause, without Good Reason, following expiration of the Employment Period or due to Death or Disability. If the Company terminates your employment for Cause or following the expiration of the Employment Period due to non-renewal, you terminate your employment without Good Reason, or your employment terminates due to your death or Disability, in each case, at any time during the Employment Period, the Company will promptly pay or provide you (i) your Accrued Compensation, except that any earned but unpaid Annual Bonus shall be forfeited in the event of your termination for Cause, (ii) any benefits that are required, or to which you are entitled, under any employee benefit plan, contract or arrangement of the Company, and (iii) any other payments or benefits required to be paid to you in accordance with applicable law. In addition, in the event your employment terminates due to your death or Disability, the Company shall pay you or your estate, as applicable, (i) a pro-rata Annual Bonus at target for the fiscal year during which your death or Disability occurs, which shall be paid within sixty (60) days following the date of termination of your employment and (ii) provide you with the vesting benefits set forth in Section 5(d)(3) above.
6.    Restrictive Covenants.
(a)    Confidential Information.
(1)    Obligation to Maintain Confidentiality. You acknowledge that the information, observations and data obtained by you during the course of your performance under this Agreement concerning the business and affairs of the Company and any Related Entities are the property of the Company or such Related Entities, including information concerning acquisition opportunities in or reasonably related to the Company’s business or industry of which you become aware during the Employment Period. Therefore, you agree that you will not disclose to any unauthorized person, firm, corporation or other entity or use for your own account any of such information, observations or data without the Board’s written consent, unless and to the extent that the aforementioned matters, (i) become generally known to and available for use by the public other than as a result of your acts or omissions to act, (ii) was known to you prior to your employment with the Company, or (iii) is required to be disclosed pursuant to any applicable law or court order. Notwithstanding anything to the contrary in this Agreement or otherwise, nothing shall limit your rights under applicable law to provide truthful information to any governmental entity or to file a charge with or participate in an investigation conducted by any governmental entity. You agree to deliver to the Company upon any termination of your employment, or at any other time the Company may request in writing, all memoranda, notes, plans, records, reports and other documents (and copies thereof) relating to the business of the Company or any of its subsidiaries (including, without limitation, all acquisition prospects, lists and contact information) that you may then possess or have under your control.
(b)    Noncompetition. For the twelve (12) month period following termination of your employment for any reason (the “Noncompete Period”), you shall not, directly or indirectly, manage, control, participate in, consult with, render services for, or in any manner engage in a Competitive Enterprise. For purposes of this Agreement, “Competitive Enterprise” means (i) any business competing with the businesses of the Company as of the date of termination, or (ii) any business in which the Company has entertained discussions or has requested and received information relating to the acquisition of such business by the Company during the six-month period immediately preceding your termination of employment, provided that you may hold up to a 1% passive equity interest in a public company that may be a Competitive Enterprise. For purposes of this Section 6(b), references to the Company shall include references to any subsidiary of the Company.
(c)    Nonsolicitation. During the Noncompete Period, you shall not, directly or indirectly, through another entity (i) induce or attempt to induce any employee of the Company to leave the employ of the Company to leave the employ of the Company, or in any way interfere with the relationship between the Company and any employee, (ii) hire any person who was an employee of the Company within 180 days prior to the date of hire, or (iii) solicit or attempt to solicit or induce or attempt to induce any customer, supplier, licensee or other business relation of the Company to transact business with a Competitive Enterprise or to cease doing business with the Company or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company. For purposes of this Section 6(c), references to the Company shall include references to any subsidiary of the Company.
(d)    Non-Disparagement. You hereby agree that you may not make any statement that would libel, slander or disparage the Company or its past or present officers, directors, employees or agents (subject to any obligation you have to comply with legal and regulatory requirements (e.g., a subpoena)). In addition, the Company hereby agrees that it and its officers and directors may not make any statement that would libel, slander or disparage you (subject to any obligation the Company has to comply with legal and regulatory requirements including disclosure requirements under applicable law).
(e)    Enforcement. If a court holds that the restrictions stated in this Section 6 are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law. Because your services are unique and because you have access to confidential information, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Section 6. Therefore, in the event a breach or threatened breach of this Section 6, the Company may, in addition to other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).
(f)    Additional Acknowledgments. You acknowledge that the provisions of this Section 6 are in consideration of: (i) employment with the Employer, and (ii) additional good and valuable consideration as set forth in this Agreement. In addition, you agree and acknowledge that the restrictions contained in this Section 6 do not preclude you from earning a livelihood, nor do they unreasonably impose limitations on your ability to earn a living. In addition, you acknowledge (i) that the business of the Company, the Employer and other Related Entities will be international in scope and without geographical limitation, and (ii) notwithstanding the state of incorporation or principal office of the Company, any of its affiliates or any of their respective executives or employees (including you), it is expected that the Company, the Employer and other Related Entities will have business activities and have valuable business relationships within its industry throughout the world. You acknowledge and agree that each and every restraint imposed by this Section 6 is reasonable with respect to subject matter, time period and geographical area.
7.    Effect of Excise Tax and Limits on Golden Parachute Payments
(a)    Contingent Reduction of Parachute Payments. In the event of Change in Control, if any payment, benefit or distribution by the Company or any other person, firm, corporation or other entity to you or for your benefit (whether paid or payable, provided or to be provided or distributed or distributable pursuant to the terms of this Agreement or otherwise) (each, a “Payment,” and collectively, the “Payments”) would be subject to the excise tax imposed by Section 4999 of the Code (such excise tax, together with any interest or penalties incurred by you with respect to such excise tax, the “Excise Tax”), then you will receive the greatest of the following, whichever gives you the highest net after-tax amount (after taking into account federal, state, local and social security taxes): (1) the Payments or (2) one dollar less than the amount of the Payments that would subject you to the Excise Tax (the “Safe Harbor Amount”). If a reduction in the Payments is necessary so that the Payments equal the Safe Harbor Amount and none of the Payments constitutes a “deferral of compensation” within the meaning of and subject to Section 409A (“Nonqualified Deferred Compensation”), then the Payments shall be reduced in the following order (i) acceleration of the equity and equity-based awards, (ii) Benefits Continuation benefits, and (iii) cash severance, until the requisite reduction is achieved.
(b)    Determination of the Payments. Any other determination required to be made under this Section 7, including whether and when reduction of payments to the Safe Harbor Amount is required and the amount of the reduction of the Payments and the assumptions to be utilized in arriving at such determination, shall be made by the public accounting firm providing accounting services to the Company immediately prior to the Change in Control (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and you within fifteen (15) business days of the receipt of notice from you that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm under this Section 7(b) shall be binding upon the Company and you. You shall cooperate with any reasonable requests by the Company in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax.
8.    Entire Agreement
This Agreement is the entire agreement between you and the Company with respect to the relationship contemplated by this Agreement and supersedes and replaces any earlier agreement, written or oral, with respect to the subject matter of this Agreement other than your Indemnification Agreement dated September , 2013, any Award Agreement under the Company’s Amended and Restated 2006 Equity Incentive Plan and any of the employment policies applicable to you as an officer, director or employee of the Company or the Employer. In entering into this Agreement, no party has relied on or made any representation, warranty, inducement, promise or understanding that is not in this Agreement.
9.    Successors
(a)    Assignment by You. You may not assign this Agreement without the Company’s consent. Also, except as required by law, your right to receive payments or benefits under this Agreement may not be subject to execution, attachment, levy or similar process. Any attempt to effect any of the preceding in violation of this Section 9(a), whether voluntary or involuntary, will be void.
(b)    Assumption by any Surviving Company. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.
10.    General Provisions
(a)    Withholding. You and the Company will treat all payments to you under this Agreement as compensation for services. Accordingly, the Company will withhold from any payment any taxes that are required to be withheld under any law, rule or regulation.
(b)    Severability. If any provision of this Agreement is found by any court of competent jurisdiction (or legally empowered agency) to be illegal, invalid or unenforceable for any reason, then (1) the provision will be amended automatically to the minimum extent necessary to cure the illegality or invalidity and permit enforcement and (1) the remainder of this Agreement will not be affected.
(c)    No Set-off or Mitigation. Except as otherwise provided herein, your and the Company’s respective obligations under this Agreement will not be affected by any set-off, counterclaim, recoupment or other right you or the Company may have against each other or anyone else. You do not need to seek other employment or take any other action to mitigate any amounts owed to you under this Agreement, and, except as otherwise provided herein, those amounts will not be reduced if you do obtain other employment.
(d)    Notices. All notices, requests, demands and other communications under this Agreement must be in writing and will be deemed given (1) on the business day sent, when delivered by hand or facsimile transmission (with confirmation) during normal business hours, (1) on the business day after the business day sent, if delivered by a nationally recognized overnight courier or (1) on the third business day after the business day sent if delivered by registered or certified mail, return receipt requested, in each case to the following address or number (or to such other addresses or numbers as may be specified by notice that conforms to this Section 10(d)):
If to you, to:
Paul Galant
c/o VeriFone Systems, Inc.
88 West Plumeria Drive
San Jose, CA 95134
If to the Company or the Employer, to:

c/o VeriFone Systems, Inc.
88 West Plumeria Drive
San Jose, CA 95134
Attention: Chairman, Compensation Committee
with a copy to General Counsel
(e)    Amendments and Waivers. Any provision of this Agreement may be amended or waived but only if the amendment or waiver is in writing and signed, in the case of an amendment, by you and the Company or, in the case of a waiver, by the party that would have benefited from the provision waived. Except as this Agreement otherwise provides, no failure or delay by you or the Company to exercise any right or remedy under this Agreement will operate as a waiver, and no partial exercise of any right or remedy will preclude any further exercise.
(f)    Jurisdiction; Choice of Forum. You and the Company irrevocably submit to the exclusive jurisdiction of any state or federal court located in Wilmington, Delaware over any controversy or claim arising out of or relating to or concerning this Agreement or any aspect of your employment with the Company (together, an “Employment Matter”). Both you and the Company (1) acknowledge that the forum stated in this Section 10(f) has a reasonable relation to this Agreement and to the relationship between you and the Company and that the submission to the forum will apply even if the forum chooses to apply non-forum law, (1) waive, to the extent permitted by law, any objection to personal jurisdiction or to the laying of venue of any action or proceeding covered by this Section 10(f) in the forum stated in this Section, (1) agree not to commence any such action or proceeding in any forum other than the forum stated in this Section 10(f) and (1) agree that, to the extent permitted by law, a final and non-appealable judgment in any such action or proceeding in any such court will be conclusive and binding on you and the Company. However, nothing in this Agreement precludes you or the Company from bringing any action or proceeding in any court for the purpose of enforcing the provisions of this Section 10(f).
(g)    Governing Law. This Agreement will be governed by and construed in accordance with the law of the State of Delaware applicable to contracts made and to be performed entirely within that State.
(h)    Expenses. The Company will reimburse you for reasonable attorneys’ fees and expenses in connection with the negotiation of this Agreement and any term sheet related hereto.
(i)    Section 409A. This Agreement is intended to comply with or be exempt from the requirements of Section 409A of the Internal Revenue Code (“Section 409A”) with respect to amounts, if any, subject thereto and shall be interpreted, construed and performed consistent with such intent. To the extent you would otherwise be entitled to any payment or benefit under this Agreement or any other plan or arrangement of the Company or any of its affiliates that constitutes “deferred compensation” subject to Section 409A, and that if paid or provided during the six months beginning on the date of termination of your employment would be subject to the Section 409A additional tax because you are a “specified employee” (within the meaning of Section 409A and as determined by the Company), such payment or benefit will be paid or provided to you on the earlier of the six-month anniversary of your date of termination or your death. In addition, any payment or benefit due upon a termination of your employment that represents “deferred compensation” subject to Section 409A shall be paid or provided to you only upon a “separation from service” as defined in Treas. Reg. § 1.409A-1(h) and your date of termination for purposes of this Agreement with respect to such amounts shall be the date of “separation from service”. In addition, any payment or benefit under this Agreement or otherwise that is exempt from Section 409A pursuant to Treas. Reg. Section 1.409A-1(b)(9)(v)(A) or (C) shall be paid or provided to you only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of your second taxable year following your taxable year in which the “separation from service” occurs; and provided further that such expenses are reimbursed no later than the last day of your third taxable year following the taxable year in which your “separation from service” occurs.  Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement is determined to be subject to Section 409A, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except for any life-time or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit. Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of clause (i) above. To the extent any payment hereunder may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A of the Code under another provision of Section 409A of the Code. If the Release Period spans two calendar years, any severance payable pursuant to Section 5(d)(1) or Section 5(e)(1) will be paid in the second calendar year. This Agreement (and any ambiguities herein) shall be interpreted so that the payments and benefits hereunder will be exempt from the requirements of Section 409A and if such interpretation is not possible, this Agreement (and any ambiguities herein) shall be interpreted so that payments and benefits hereunder will be compliant with the requirements of Section 409A to the maximum extent reasonably possible. This letter shall be interpreted to the maximum extent reasonably possible so that none of the payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A. The Company and you agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A.
(j)    Counterparts. This Agreement may be executed in counterparts, each of which will constitute an original and all of which, when taken together, will constitute one agreement.

VeriFone Systems, Inc.

/s/ Robert Henske
By:	Robert Henske Chair, Compensation Committee

VeriFone, Inc.

/s/ Robert Henske
By:	Robert Henske Chair, Compensation Committee

Accepted and agreed:

/s/ Paul Galant
Paul Galant

Date: December 15, 2017